Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-271777 and 333-191131) on Form S-8 and (No. 333-292029) on Form S-3 of our reports dated February 18, 2026, with respect to the consolidated financial statements of Murphy USA Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Dallas, Texas
February 18, 2026